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                                                                    EXHIBIT 99.1

                 [JONES MEDICAL INDUSTRIES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                                            MARCH 19, 1996

                     JONES MEDICAL COMPLETES TAPAZOLE(R)
                            TRANSACTION WITH LILLY


St. Louis, MO - Jones Medical Industries, Inc. (NASDAQ:JMED) today announced completion of its acquisition of exclusive U.S. marketing rights to Tapazole(R) (Methinmazol, USP) from Eli Lilly and Company (NYSE:LLY).

The agreement to acquire the domestic rights to Tapazole(R), an anti-thyroid product for the treatment of hyperthyroidism (Graves Disease), was announced on March 7, 1996, and received approval by the Directors of Eli Lilly at a Board meeting yesterday. The agreement between JMED and Eli Lilly includes a manufacturing and supply arrangement pursuant to which Eli Lilly will continue the manufacture and supply of Tapazole(R) for JMED for a 10-year period. As previously announced, the purchase price for the perpetual exclusive domestic license for the product was $26 million.

Dennis Jones, Chairman and CEO of JMED, said "We believe that Tapazole(R), with $6.7 million in 1995 sales, will add significantly to our specialty pharmaceutical product portfolio. Unit sales of Tapazole(R) have reflected considerable growth over the past five years even in the absence of marketing initiatives from Eli Lilly. Although historically used as a treatment in advance of removal of all or part of the thyroid gland, recent medical studies report favorably upon the use of Tapazole(R) as a longer-term prescription alternative to surgical treatment. We are hopeful that our focused marketing efforts will enable us to build upon the present trends in treatment protocols and sales growth."

For further information contact Investor Relations at (314)576-6100.